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                                                                  Exhibit 99.2

                  H.C. WAINWRIGHT & CO. INITIATES COVERAGE OF
                BOSTON LIFE SCIENCES INC. WITH A RATING OF BUY

February 2, 2000, Boston, Mass.--Boston Life Sciences, Inc. (NASDAQ: BLSI) a biotechnology company, announced that H.C. Wainwright & Co., a Boston-based brokerage and investment banking firm, has initiated research coverage of the company with a buy rating.

H. C. Wainwright & Co., Inc. founded in 1868 and based in Boston, is a leading source of high-quality equity research, investment banking, asset management consulting, retail and institutional securities brokerage, and other financial advisory services. The firm's strong background in equity research enables it to provide institutional and individual clients with accurate and up-to-date investment information and counsel.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders, as well as diagnostics for Attention Deficit Hyperactivity Disorder and Parkinson's Disease. BLSI's products in clinical trials or in preclinical development include: Altropane(TM) an imaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of spinal cord injury, stroke and glaucoma; transcription factors that may control the expression of molecules associated with autoimmune disease and allergies; and fusion toxins for the treatment of multiple sclerosis and cancer.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, and market acceptance of the Company's products.

For further information, please contact:


Media                                    Investors                            Corporate
Jim Weinrebe                             Maria Zapf                           Boston Life Sciences, Inc.
Schwartz Communications                  Boston Life Sciences, Inc.           Marc Lanser, MD
781.684.0770                             617.425.0200                         Chief Scientific Officer
                                         www.bostonlifesciences.com           617.425.0200

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